Exhibit 99.2

Constellation Brands, Inc.

Stock Option Amendment

As of __________, 2007, Constellation Brands, Inc. (the “Company”) granted ____________ (the “Participant”) an option under the Company’s Long-Term Stock Incentive Plan (the “Plan”) to acquire _______ shares of the Company’s Class A common stock, par value $.01 per share (“Class A Stock”), at an exercise price of ________ per share (the “Option”).  New regulations adopted by the Internal Revenue Service with respect to Section 409A of the Internal Revenue Code may impose adverse tax consequences on the Participant with respect to the Option.  In order to reduce the likelihood of adverse tax consequences to the Participant under Section 409A, the Participant and the Company would like to amend the Option so that it represents an option to purchase the Company’s Class 1 common stock, par value $.01 per share (“Class 1 Stock”), instead of Class A Stock and to make other conforming changes.  To effect such amendments, the Participant and the Company agree as follows:

1.	The Option is hereby amended to:

a.
make the Option subject to and governed by the Company’s Long-Term Stock Incentive Plan Amended and Restated as of December 6, 2007 to the extent necessary to permit the Option to be amended so that it relates to Class 1 Stock instead of Class A Stock; otherwise, the Option shall continue to be subject to and governed by the terms of the Plan in effect as of the date the Option was originally granted;

b.	replace references to Class A Stock in the Option with references to Class 1 Stock as appropriate;

c.
amend the provision relating to the payment of the exercise price and tax withholding to (i) permit the Participant to satisfy such payment obligations by tendering previously acquired shares of Class A Stock or Class 1 Stock to the Company (instead of Class A Stock only), and (ii) clarify that the cashless exercise process will entail the sale of Class A Stock received upon the conversion of Class 1 Stock received from the exercise of the Option (instead of the sale of Class A Stock received from the exercise of the Option);

d.	confirm that the Class 1 Stock is not listed for trading on any stock exchange or trading market but may be converted into Class A Stock which is listed for trading on the New York Stock Exchange; and

e.	effect any other changes reflected in the Memorandum setting forth the Terms and Conditions of the Option attached hereto as Exhibit A (the “Restated Memorandum”).

2.
The Restated Memorandum replaces and supersedes in its entirety the original Memorandum and the award letter issued by the Company with respect to the Option, which original Memorandum and award letter are null and void and shall be of no further force or effect.

3.
The Participant acknowledges that the Participant has been advised to consult with and rely on the Participant’s own tax adviser concerning the tax effects of the transactions contemplated by this Agreement.

4.	This Agreement shall be binding upon and inure to the benefit of any successor(s)-in-interest of the Company and the Participant.

Executed as of the ____ day of _______________, 2007.

Constellation Brands, Inc.

By:
Title:

[Participant]

Signature: